EXHIBIT 99.1

Trilogy Metals Provides Update on Project Activities

September 11, 2023 - Vancouver, British Columbia - Trilogy Metals Inc. (TSX/NYSE American: TMQ) ("Trilogy" or the "Company") is pleased to provide an update on the activities at the Upper Kobuk Mineral Projects (“UKMP”) which are held by Ambler Metals LLC ("Ambler Metals"), the joint venture operating company owned equally by Trilogy and South32 Limited (ASX, LSE, JSE: S32; ADR: SOUHY) ("South32"). The UKMP is located in northwestern Alaska and includes the Company’s flagship Arctic copper-zinc-lead-silver-gold project, Bornite copper-cobalt project and surrounding state mining claims and NANA Regional Corporation, Inc. (“NANA”) lands.

Ambler Access Project

The Bornite camp opened in mid-June this year predominately to support the field work for the Ambler Access Project (“AAP”) - the proposed 211-mile, industrial-use-only road from the UKMP to the Dalton Highway that will enable advancing exploration and development at the Ambler Mining District. The AAP has a total budget this year of $24.6 million, funded equally by the Alaska Industrial Development and Export Authority (“AIDEA”) and Ambler Metals. The budget includes funding for the 2023 field season work consisting of cultural survey work, field studies, permitting and data collection, as well as to support the United States Bureau of Land Management (“USBLM”) in conducting the Supplemental Environmental Impact Statement (“SEIS”) work.

AIDEA started field work in May 2023 utilizing a camp at Coldfoot, which work is anticipated to be complete by mid-September. In mid-June AIDEA started utilizing the Ambler Metals Bornite camp with an average of 40 people daily at camp throughout the summer with approximately 20 NANA shareholder hires among them. Ambler Metals recently closed the Bornite camp with no safety incidents reported. AIDEA successfully completed the planned field program from Bornite consisting of cultural resource inventory surveys and testing of sites over approximately 450 acres, hydraulic and hydrology studies at bridge crossings to assess conditions for area drainage, culvert placement and bridge design, collecting topographical and bathymetric survey data to support bridge data and fish passage culverts, engineering reconnaissance surveys and fish habitat investigations.

The right-of-way permits issued to AIDEA by the USBLM for the Ambler Access Project were remanded last year pending completion of a SEIS. In its status report submitted in May, the USBLM anticipates publishing a draft SEIS in the third quarter of calendar year 2023, a final SEIS in the first quarter of calendar year 2024, and a Record of Decision within the second quarter of calendar year 2024. We understand the draft SEIS has been prepared and circulated to the cooperating agencies in August for comments and that the agency is targeting the release of the draft SEIS at the end of September.

UKMP Field Activities

In July, Ambler Metals used the camp to support a small team of geologists who were continuing work started in 2022 on the geological setting and alteration of the Arctic deposit. The focus of the work was to study existing drill core from 13 holes across the deposit and 4 holes from regional prospects. In addition, sampling was undertaken for chemostratigraphy and alteration footprint definition. Geological and talc models for the Arctic deposit were updated and we commenced a new geological and structural model for the area surrounding Arctic.

The camp was also utilized by Ambler Metals to conduct sampling of core from the Bornite deposit to be used in a study initiated by the Center to Advance the Science of Exploration to Reclamation in Mining (“CASERM”) at the Colorado School of Mines to investigate the occurrence and distribution of critical elements, including germanium. Ambler Metals has recently accepted a proposal from CASERM with leveraged funding from the United States Geological Survey to contribute samples from Bornite to further investigate the occurrence, distribution, and sequestration of critical elements, including germanium, using a suite of micro-analytical methods such as SEM- and XRF-based techniques, electron probe micro analysis, and LA-ICP-MS. Objectives of the study include compiling a comprehensive whole-rock 60+ geochemical dataset of select samples from the Bornite deposit that complement the existing dataset from the South Reef area related to a recently prepared Master of Science thesis.

The Alaska Department of Fish and Game (“ADF&G”) visited the Bornite camp to conduct aquatic sampling around the area. The Ambler Metals environmental team completed environmental data collection of baseline water quality, hydrology, ARD collection and data downloads during the same period ADF&G were at camp.

Bornite Studies

Ambler Metals has engaged Wood Canada Limited and SRK Consulting (Canada) Inc. to complete an initial scoping level study on the Bornite deposit to determine if the ore at Bornite may extend the mine life at the proposed Arctic Project. The scope of work covers mining, processing, hydrogeology, infrastructure, tailings management, and waste rock management.

The study assumes that ore from Bornite will be transported approximately 30 km northeast to the Arctic mill for processing after completion of mining at the Arctic deposit. Bornite will utilize the proposed infrastructure supporting the Arctic Project including power generation, airstrips and camp. There are potential significant synergies between Arctic and Bornite which could lower the overall capital costs and extend the regional mine life from 13 years for the Arctic deposit to 30 years with both Arctic and Bornite.

The study is considering both an open-pit and an underground mine using existing geologic modelling, geotechnical information, and hydrogeological information and, where possible, will rely on concepts and costs developed for the Arctic Feasibility Study1.

Metallurgical test work to potentially increase cobalt reporting with copper concentrate was initiated in July using three previously tested concentrates from the Bornite deposit. The test work is being conducted by ALS Minerals and is expected to be completed in the fourth quarter of this year.

Community Relations

During the summer, the Ambler Metals team visited and conducted community engagement meetings at the villages of Alatna, Allakaket, Ambler, Kiana, Kobuk, Noatak, and Shungnak. On average 30 to 45 NANA shareholders attended each of those community meetings.

1 See technical report titled “NI 43-101 Technical Report of Feasibility Study, Ambler District, Alaska” with an effective date of January 20, 2023 and a release date of February 14, 2023. See also the Arctic Project S-K 1300 Technical Report Summary, Ambler Mining District, Alaska.

Qualified Person

Richard Gosse, P.Geo., Vice President Exploration for Trilogy Metals Inc., is a Qualified Person as defined by National Instrument 43-101. Mr. Gosse has reviewed the technical information in this news release and approves the disclosure contained herein.

About Trilogy Metals

Trilogy Metals Inc. is a metal exploration and development company which holds a 50 percent interest in Ambler Metals LLC, which has a 100 percent interest in the Upper Kobuk Mineral Projects in northwestern Alaska. On December 19, 2019, South32, a globally diversified mining and metals company, exercised its option to form a 50/50 joint venture with Trilogy. The UKMP is located within the Ambler Mining District which is one of the richest and most-prospective known copper-dominant districts in the world. It hosts world-class polymetallic volcanogenic massive sulphide (“VMS”) deposits that contain copper, zinc, lead, gold and silver, and carbonate replacement deposits which have been found to host high-grade copper and cobalt mineralization. Exploration efforts have been focused on two deposits in the Ambler Mining District - the Arctic VMS deposit and the Bornite carbonate replacement deposit. Both deposits are located within a land package that spans approximately 190,929 hectares. Ambler Metals has an agreement with NANA Regional Corporation, Inc., an Alaska Native Corporation that provides a framework for the exploration and potential development of the Ambler Mining District in cooperation with local communities. Trilogy’s vision is to develop the Ambler Mining District into a premier North American copper producer while protecting and respecting subsistence livelihoods.

Company Contacts

Tony Giardini	Elaine Sanders
President & Chief Executive Officer	Vice President & Chief Financial Officer

Phone: 604-638-8088

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Cautionary Note Regarding Forward-Looking Statements

This press release includes certain "forward-looking information” and "forward-looking statements” (collectively "forward-looking statements”) within the meaning of applicable Canadian and United States securities legislation including the United States Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact, included herein, including, without limitation, perceived merit of properties, completion and outcomes of the 2023 field season work, anticipated publishing of the SEIS and the Record of Decision, and outcomes of the initial scoping level study at Bornite are forward-looking statements. Forward-looking statements are frequently, but not always, identified by words such as "expects”, "anticipates”, "believes”, "intends”, "estimates”, "potential”, "possible”, and similar expressions, or statements that events, conditions, or results "will”, "may”, "could”, or "should” occur or be achieved. Forward-looking statements involve various risks and uncertainties. There can be no assurance that such statements will prove to be accurate, and actual results and future events could differ materially from those anticipated in such statements. Important factors that could cause actual results to differ materially from the Company's expectations include the uncertainties involving our ability to conserve cash and to raise capital at terms favorable to the Company, or at all and other risks and uncertainties disclosed in the Company’s Annual Report on Form 10-K for the year ended November 30, 2022 filed with Canadian securities regulatory authorities and with the United States Securities and Exchange Commission and in other Company reports and documents filed with applicable securities regulatory authorities from time to time. The Company's forward-looking statements reflect the beliefs, opinions and projections on the date the statements are made. The Company assumes no obligation to update the forward-looking statements or beliefs, opinions, projections, or other factors, should they change, except as required by law.